UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/06/2010

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On August 6, 2010, Cargo Aircraft Management, Inc. ("CAM"), which is the aircraft leasing subsidiary of Air Transport Services Group, Inc. ("ATSG"), entered into an agreement with M&B Conversions Limited and Israel Aerospace Industries Ltd. ("IAI") for the conversion by IAI of three Boeing 767-300 series passenger aircraft to a full freighter configuration. The agreement includes an option to convert up to seven additional Boeing 767-300 series passenger aircraft during the 10-year term of the agreement.

CAM previously committed to purchase from Qantas Airways Limited the three Boeing 767-300 series passenger aircraft that are the subject of the agreement, the first of which it has already taken delivery of, and the other two of which are anticipated to be respectively delivered in August and September of this year. CAM plans on leasing the first aircraft sometime during the first half of 2011 to either an affiliated air carrier or a customer external to the ATSG group.

The cost to acquire and convert the three Boeing 767-300 aircraft is expected to range from $75.0 million to $90.0 million in total. ATSG plans to finance the purchases and modifications from existing cash balances, future operating cash flow and existing credit facilities.

CAM and IAI are also parties to an agreement, dated September 15, 2008, for the conversion of up to fourteen Boeing 767-200 passenger door freighters to a standard freighter configuration. The conversion primarily consists of the installation of a standard cargo door and loading system. IAI has to date converted eight Boeing 767-200 series passenger door freighters to a standard freighter configuration under this agreement. CAM anticipates having the remaining six aircraft converted by IAI in 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: August 11, 2010	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary